UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )



                      IRONCLAD PERFORMANCE WEAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                           (Title Class of Securities)

                                    463013102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 5, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

--------------------------------------------------------------------------------
                              CUSIP No. 463013102

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         WILLIAM E. COLEMAN
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 10,000,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 13.7% (1)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                             IN
-------- -----------------------------------------------------------------------
(1) Based on a total of 72,951,183 shares of the Issuer's common stock issued and outstanding on February 5, 2009, as reported on the Issuer's Form 8-K filed with the SEC on February 10, 2009.

--------------------------------------------------------------------------------
                              CUSIP No. 463013102

--------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         COLEMAN SURVIVOR TRUST
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b)
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 10,000,000
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 13.7% (1)
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                             00
-------- -----------------------------------------------------------------------
(1) Based on a total of 72,951,183 shares of the Issuer's common stock issued and outstanding on February 5, 2009, as reported on the Issuer's Form 8-K filed with the SEC on February 10, 2009.

ITEM 1(a).        NAME OF ISSUER:

                           Ironclad Performance Wear Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           2201 Park Place, Suite 101
                           El Segundo, CA 90245

ITEM 2(a).        NAME OF PERSON FILING:

                           William E. Coleman
                           Coleman Survivor Trust

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           4893 Briar Ridge Court
                           Boulder, CO 80301

ITEM 2(c).        CITIZENSHIP:

                           United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NUMBER:

                           463013102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]      Broker or Dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      [_]      Insurance  Company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      [_]      Investment  Company registered under Section 8 of the
                           Investment Company Act.

         (e)      [_]      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

         (f)      [_]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with 13d-(b)(1)(ii)(F).

         (g)      [_]      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(ii)(G).

         (h)      [_]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                           Included in rows 5 through 9 and 11 on page 2.

                           Shares  consist of 10,000,000  shares of common stock
                  held by the Coleman Survivor Trust which is controlled by Mr. Coleman.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN  FIVE  PERCENT  ON  BEHALF  OF  ANOTHER
                  PERSON.

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                           Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable

ITEM 10.          CERTIFICATIONS.

                           By signing  below I certify  that,  to the best of my
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



FEBRUARY 17, 2009                       /S/ WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Signature)

                                        WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Name/Title)


                                        COLEMAN SURVIVOR TRUST


FEBRUARY 17, 2009                       /S/ WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Signature)

                                        WILLIAM COLEMAN, TRUSTEE
                                        ----------------------------------------
                                        (Name/Title)

                         EXHIBIT INDEX TO SCHEDULE 13G

                                   ----------


EXHIBIT 1
---------

Agreement between William E. Coleman and Coleman Survivor Trust as to joint filing of Schedule 13G.

                                    EXHIBIT 1

                                    ---------

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

                  --------------------------------------------

Each of the undersigned  hereby affirms that it is individually  eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.



FEBRUARY 17, 2009                       /S/ WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Signature)

                                        WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Name/Title)


                                        COLEMAN SURVIVOR TRUST


FEBRUARY 17, 2009                       /S/ WILLIAM E. COLEMAN
                                        ----------------------------------------
                                        (Signature)

                                        WILLIAM COLEMAN, TRUSTEE
                                        ----------------------------------------
                                        (Name/Title)